Exhibit 22

                               JOINDER AGREEMENT

                          TO SIGA TECHNOLOGIES, INC.

                         REGISTRATION RIGHTS AGREEMENT

         The undersigned (the "Joining Party") acquired certain shares of Common Stock and Warrants of SIGA Technologies, Inc., a Delaware corporation (the "Company"), on January 8, 2004. As a condition to receiving such shares of Common Stock and such Warrants, the Joining Party hereby agrees to be bound by all provisions of that certain Registration Rights Agreement (the "Registration Rights Agreement"), dated August 13, 2003, by and between the Company and MacAndrews & Forbes Holdings Inc., a Delaware Corporation, as a party thereto in the capacity of a Holder. Capitalized terms used but not defined herein shall have the meanings set forth in the Registration Rights Agreement.



                           [Execution Page Follows]


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         IN WITNESS WHEREOF, the Joining Party has executed this joinder agreement to become party to the Registration Rights Agreement as January 8, 2004.


                                              JOINING PARTY

                                              TransTech Pharma, Inc.


                                              By:  /s/ William V. Buccella
                                              Name:  William V. Buccella
                                              Title: Senior Vice President -
                                                     Legal Affairs